Exhibit 99.1

eBay Inc. Reports Fourth Quarter and Full Year Results

•	2014 Enabled Commerce Volume of $255 Billion, up 24%, Gross Merchandise Volume of $83 Billion and Total Payment Volume of $228 Billion

•	2014 Revenue Growth of 12%, Non-GAAP EPS Growth of 9%

•	Generated $4.4 Billion of Free Cash Flow in 2014, up 18%

San Jose, California, January 21, 2015 - Global commerce platform and payments leader eBay (Nasdaq: EBAY) today reported that revenue for the fourth quarter ended December 31, 2014 increased 9% to $4.9 billion, compared to the same period in 2013. GAAP earnings were $936 million or $0.75 per diluted share, and Non-GAAP earnings were $1.1 billion or $0.90 per diluted share, driven by enabled commerce volume growth of 21%.

eBay Inc.’s commerce and payments ecosystems continued to increase the role they play in global commerce with mobile gaining share. Mobile payment volume grew 58% in the fourth quarter to $45.6 billion for the full year representing 20% of total volume. Mobile commerce volume grew 30% in the fourth quarter to $27.9 billion for the full year representing 34% of total volume. In the fourth quarter, cross-border trade grew 20%, representing 21% of total company ECV.

"In a year of unexpected events and distractions, we ended 2014 with double-digit revenue growth, solid earnings growth and strong cash flow, reflecting the fundamental strengths of our company," said John Donahoe, president and CEO of eBay Inc. "PayPal had another strong quarter, finishing an excellent year. eBay, while facing challenges, continues to be a great business and is focused on stabilizing performance and engaging its core customers. Looking ahead, our plans are on track to separate eBay and PayPal into independent companies in the second half of 2015, and we are confident this is the right strategic path for each business."

PayPal net total payment volume (TPV) grew 24% in the fourth quarter with Merchant Services volume up 33% and on-eBay volume up 3%. Revenue grew to $2.2 billion. PayPal gained 4.6 million new active registered accounts in the quarter and 18.9 million for the full year, up 13% to 162 million. Global on-eBay penetration increased to 80.8%. PayPal product innovations and investment to make payments simple and easier resulted in accelerating transaction growth, up 25% in the quarter, representing more than 3.6 billion transactions for the full year.

eBay Marketplaces gross merchandise volume (GMV) grew 2%, with the U.S. up 3% and International up 1%. Revenue grew to $2.3 billion. Marketplaces gained 2.9 million new buyers in the quarter and 14.9 million for the full year, up 11% to 155 million. Traffic was impacted by both the decline in new users due to SEO changes and the occasional buyer not returning to our site or being met with increased friction due to the password reset when they did come. In addition, the rising dollar negatively impacted export volume in the U.S. We are taking decisive action to focus the business in an effort to simplify and speed up decision making while re-aligning the cost structure to create capacity to invest. We are prioritizing our resources towards our core shoppers and we are doubling down on areas of strength like our $2 billion GMV Deals business.

eBay Enterprise gross merchandise sales (GMS) grew 9% in the quarter. Revenue grew to $443 million. Enterprise enabled its clients to grow same-store sales 12%. Enterprise signed up more than one thousand new clients and renewed or extended its relationship with more than 1,700 additional clients in 2014. It continues to expand its omnichannel capabilities, delivering $1 billion in ship from store sales in 2014, and broaden Magento's reach and global ecosystem. Enterprise supports merchants across the entire customer experience journey — from getting new shoppers into clients’ brick-and-mortar and online stores and inspiring them to buy — to delivering the goods and turning customers into loyal repeat buyers.

Looking forward to 2015, we will be simplifying organizational structures to focus the businesses and ensure that we are set-up to compete and win. During the first quarter, we plan to reduce our workforce globally by approximately 2,400 positions which represents about 7% of our total workforce across eBay Marketplaces, PayPal, and eBay Enterprise. We will also be exploring strategic options for eBay Enterprise, including a sale or IPO. Enterprise is a strong business and a leading partner for large retailers, managing mission critical components of their e-commerce initiatives. However, it has become clear that it has limited synergies with either business and a separation will allow both to focus exclusively on their core markets, as we create two independent world class companies.

The company also announced today that it has entered into a standstill agreement with investor Carl Icahn, the company’s largest active shareholder. In addition to certain corporate governance provisions to be adopted by PayPal as an independent company at the time of its spin-off from eBay Inc., the agreement also appoints Icahn Capital executive Jonathan Christodoro to eBay Inc.’s current Board of Directors. On September 30, 2014, eBay Inc. announced that its board of directors had approved a plan to separate the company’s eBay and PayPal businesses into two independent publicly traded companies in 2015, subject to customary conditions. The agreement with Mr. Icahn allows him to determine which board Mr. Christodoro will serve on at the time of separation.

In a separate press release today, the company also announced the appointment of seasoned Wall Street executives Frank Yeary and Perry Traquina to its board of directors. These appointments bring the total number of directors to 15, 13 of whom are independent.

Fourth Quarter and Full Year 2014 Financial Highlights (presented in millions, except per share data and percentages)

	Fourth Quarter				Full Year
	2014	2013	Change		2014	2013	Change
eBay Inc.
Net revenue	$4,921	$4,530	$391	9%	$17,902	$16,047	$1,855	12%
Enabled Commerce Volume (ECV)	$72,005	$59,607	$12,398	21%	$255,195	$205,201	$49,994	24%
GAAP
Net income (loss)	$936	$850	$86	10%	$(41)	$2,856	$(2,897)	(101)%
Earnings per diluted share	$0.75	$0.65	$0.10	15%	$(0.03)	$2.18	$(2.21)	(101)%
Non-GAAP
Net income	$1,114	$1,067	$47	4%	$3,729	$3,556	$173	5%
Earnings per diluted share	$0.90	$0.81	$0.09	10%	$2.95	$2.71	$0.24	9%
Business Units
Payments
Net revenue	$2,163	$1,836	$327	18%	$7,904	$6,628	$1,276	19%
Net total payment volume (TPV)	$64,296	$51,973	$12,323	24%	$227,924	$179,663	$48,261	27%
Marketplaces
Net revenue	$2,332	$2,299	$33	1%	$8,817	$8,284	$533	6%
Gross merchandise volume (GMV)	$21,849	$21,503	$346	2%	$82,954	$76,432	$6,522	9%
Enterprise
Net revenue	$443	$407	$36	9%	$1,238	$1,166	$72	6%
Gross merchandise Sales (GMS)	$1,927	$1,771	$156	9%	$4,703	$4,180	$523	13%

Other Selected Financial and Operational Results

•
Operating margin — GAAP operating margin decreased to 21.6% for the fourth quarter of 2014, compared to 22.6% for the same period last year. Non-GAAP operating margin decreased to 27.7% in the fourth quarter, compared to 29.2% for the same period last year.

•
Taxes — The GAAP effective tax rate for the fourth quarter of 2014 was 11.2%, compared to 17.3% for the fourth quarter of 2013. The non-GAAP effective tax rate for the fourth quarter of 2014 was 18.7% compared to 19.7% for the fourth quarter of 2013.

•	Cash flow — The company generated $1.6 billion of operating cash flow and $1.3 billion of free cash flow during the fourth quarter of 2014.

•	Stock repurchase program — The company repurchased approximately $1.2 billion of its common stock in the fourth quarter.

•
Cash and cash equivalents and non-equity investments — The company's cash and cash equivalents and non-equity investments portfolio totaled $14.6 billion at December 31, 2014, up from $12.8 billion at December 31, 2013.

Business Outlook
2015

•
First quarter 2015 — The company expects net revenues in the range of $4,350 - $4,450 million with GAAP earnings per diluted share in the range of $0.37 - $0.43 and non-GAAP earnings per diluted share in the range of $0.68 - $0.71. GAAP earnings include an estimate of separation and restructuring costs of $210 - $240 million.

•
Full year 2015 — The company expects net revenues in the range of $18,600 - $19,100 million with GAAP earnings per diluted share in the range of $2.17 - $2.32 and non-GAAP earnings per diluted share in the range of $3.05 - $3.15. GAAP earnings include an estimate of separation and restructuring costs of $350 - $400 million.

In January 2015, the company's board of directors authorized an additional $2 billion stock repurchase program. Together with the $1 billion remaining under the company’s prior stock repurchase program authorized in January 2014, the company's total repurchase authorization as of January 21, 2015 is $3 billion. In addition to offsetting dilution from its equity compensation programs, the company expects, subject to market conditions and other factors, to make opportunistic repurchases of its common stock to reduce outstanding share count. Any share repurchases under the company’s stock repurchase programs may be made through open market transactions, block trades, privately negotiated transactions (including accelerated share repurchase transactions) or other means.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss fourth quarter and full year 2014 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at http://investor.ebayinc.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

eBay Inc. uses its Investor Relations website at http://investor.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor, in addition to following press releases, SEC filings, public conference calls and webcasts.

About eBay Inc.

eBay Inc. (NASDAQ: EBAY) is a global commerce and payments leader, providing a robust platform where merchants of all sizes can compete and win. Founded in 1995 in San Jose, Calif., eBay Inc. connects millions of buyers and sellers and enabled $255 billion of commerce volume in 2014. We do so through eBay, one of the world's largest online marketplaces, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through eBay Enterprise, which enables omnichannel commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year over year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the planned separation of eBay Inc.'s Marketplaces and PayPal businesses, the company’s exploration of strategic alternatives for the Enterprise business, and the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the completion and timing of any such separation, the future performance of the Marketplaces and Payments businesses on a standalone business if the separation is completed, expected financial results for the first quarter and full year 2015, the future growth in the Payments, Marketplaces and Enterprise businesses, mobile payments and mobile commerce. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. There is no assurance as to the timing of the spin-off or whether it will be completed. Other factors that could cause or contribute to such differences include, but are not limited to: whether the operational, marketing and strategic benefits of the separation can be achieved; whether the costs and expenses of the separation can be controlled within expectations; changes in political, business and economic conditions, any European, Asian or general economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company's need to successfully react to the increasing importance of mobile payments and mobile commerce and the increasing social aspect of commerce; the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; changes to the company's capital allocation or management of operating cash; the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, payment card association-related and other risks specific to PayPal and PayPal Credit (formerly Bill Me Later), especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to financial services companies come into effect; the company's ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost; the company's ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; and the company's ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov. All information in this release is as of January 21, 2015. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford; Tom Hudson	tford@ebay.com; thhudson@ebay.com
Media Relations Contact:	Amanda Miller	press@ebay.com
Investor Information Request:	408-221-1984
Company News:	http://www.ebayinc.com/news
Investor Relations website:	http://investor.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	December 31, 2014	December 31, 2013
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$6,328	$4,494
Short-term investments	3,770	4,531
Accounts receivable, net	797	899
Loans and interest receivable, net	3,600	2,789
Funds receivable and customer accounts	10,545	9,260
Other current assets	1,491	1,310
Total current assets	26,531	23,283
Long-term investments	5,777	4,971
Property and equipment, net	2,902	2,760
Goodwill	9,094	9,267
Intangible assets, net	564	941
Other assets	264	266
Total assets	$45,132	$41,488
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$850	$6
Accounts payable	401	309
Funds payable and amounts due to customers	10,545	9,260
Accrued expenses and other current liabilities	5,393	2,799
Deferred revenue	188	158
Income taxes payable	154	107
Total current liabilities	17,531	12,639
Deferred and other tax liabilities, net	792	841
Long-term debt	6,777	4,117
Other liabilities	126	244
Total liabilities	25,226	17,841

Total stockholders' equity	19,906	23,647
Total liabilities and stockholders' equity	$45,132	$41,488

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(In millions, except per share amounts)

Net revenues	$4,921	$4,530	$17,902	$16,047
Cost of net revenues (1)	1,600	1,449	5,732	5,036
Gross profit	3,321	3,081	12,170	11,011
Operating expenses:
Sales and marketing (1)	945	837	3,587	3,060
Product development (1)	509	450	2,000	1,768
General and administrative (1)	475	461	1,843	1,703
Provision for transaction and loan losses	273	238	958	791
Amortization of acquired intangible assets	58	73	268	318
Total operating expenses	2,260	2,059	8,656	7,640
Income from operations	1,061	1,022	3,514	3,371
Interest and other, net	(7)	6	17	95
Income before income taxes	1,054	1,028	3,531	3,466
Provision for income taxes	(118)	(178)	(3,572)	(610)
Net income (loss)	$936	$850	$(41)	$2,856
Net income (loss) per share:
Basic	$0.76	$0.66	$(0.03)	$2.20
Diluted	$0.75	$0.65	$(0.03)	$2.18
Weighted average shares:
Basic	1,230	1,295	1,251	1,295
Diluted	1,241	1,310	1,251	1,313

(1) Includes stock-based compensation as follows:
Cost of net revenues	$20	$34	$76	$79
Sales and marketing	50	44	183	156
Product development	60	67	227	187
General and administrative	57	52	189	187
	$187	$197	$675	$609

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(In millions)
Cash flows from operating activities:
Net income (loss)	$936	$850	$(41)	$2,856
Adjustments:
Provision for transaction and loan losses	273	238	958	791
Depreciation and amortization	370	367	1,490	1,400
Stock-based compensation	187	197	675	609
Gain on sale of equity investments	—	—	—	(75)
Deferred income taxes	(101)	(37)	2,895	(31)
Changes in assets and liabilities, net of acquisition effects	(24)	98	(300)	(555)
Net cash provided by operating activities	1,641	1,713	5,677	4,995
Cash flows from investing activities:
Purchases of property and equipment	(369)	(281)	(1,271)	(1,250)
Changes in principal loans receivable, net	(527)	(399)	(1,020)	(794)
Purchases of investments	(1,955)	(1,779)	(8,834)	(7,505)
Maturities and sales of investments	3,930	1,233	8,524	3,943
Acquisitions, net of cash acquired	—	(784)	(59)	(869)
Repayment of Kynetic note receivable and sale of RueLaLa and ShopRunner	—	—	—	485
Other	(7)	(8)	(13)	(22)
Net cash provided by (used in) investing activities	1,072	(2,018)	(2,673)	(6,012)
Cash flows from financing activities:
Proceeds from issuance of common stock	122	136	300	437
Repurchases of common stock	(1,181)	(254)	(4,658)	(1,343)
Excess tax benefits from stock-based compensation	25	21	115	201
Tax withholdings related to net share settlements of restricted stock units and awards	(28)	(20)	(252)	(267)
Proceeds from issuance of debt	—	—	3,482	—
Net borrowings under commercial paper program	—	—	—	—
Repayment of acquired debt	—	(400)	—	(400)
Funds receivable and customer accounts, net	(583)	(170)	(1,285)	(1,149)
Funds payable and amounts due to customers, net	583	170	1,285	1,149
Other	(3)	17	(9)	18
Net cash provided by (used in) financing activities	(1,065)	(500)	(1,022)	(1,354)
Effect of exchange rate changes on cash and cash equivalents	(110)	19	(148)	48
Net (decrease) increase in cash and cash equivalents	1,538	(786)	1,834	(2,323)
Cash and cash equivalents at beginning of period	4,790	5,280	4,494	6,817
Cash and cash equivalents at end of period	$6,328	$4,494	$6,328	$4,494

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type (1)		Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
Net transaction revenues		(In millions, except percentages)
Marketplaces	$1,839	$1,707	$1,722	$1,727	$1,828
Current quarter vs prior quarter	8%	(1)%	—%	(6)%	14%
Current quarter vs prior year quarter	1%	6%	9%	11%	13%
Percent of Marketplaces revenue from international	57%	57%	58%	58%	57%
Payments	1,994	1,783	1,741	1,700	1,693
Current quarter vs prior quarter	12%	2%	2%	—%	13%
Current quarter vs prior year quarter	18%	19%	18%	19%	18%
Percent of Payments revenue from international	57%	56%	56%	56%	57%
Enterprise	371	199	207	208	333
Current quarter vs prior quarter	86%	(4)%	—%	(38)%	80%
Current quarter vs prior year quarter	11%	8%	7%	12%	—%
Percent of Enterprise revenue from international	3%	4%	4%	4%	3%
Total net transaction revenues	4,204	3,689	3,670	3,635	3,854
Current quarter vs prior quarter	14%	1%	1%	(6)%	17%
Current quarter vs prior year quarter	9%	12%	13%	14%	14%

Marketing services and other revenues
Marketplaces	493	449	452	428	471
Current quarter vs prior quarter	10%	(1)%	6%	(9)%	13%
Current quarter vs prior year quarter	5%	7%	7%	6%	8%
Percent of Marketplaces revenue from international	67%	70%	72%	71%	69%
Payments	169	167	205	145	143
Current quarter vs prior quarter	1%	(19)%	41%	1%	13%
Current quarter vs prior year quarter	18%	31%	38%	27%	31%
Percent of Payments revenue from international	4%	4%	3%	3%	4%
Enterprise	72	60	60	61	74
Current quarter vs prior quarter	20%	—%	(2)%	(17)%	11%
Current quarter vs prior year quarter	(3)%	(10)%	(9)%	(1)%	(3)%
Percent of Enterprise revenue from international	—%	—%	—%	—%	—%
Total marketing services and other revenues	734	676	717	634	688
Current quarter vs prior quarter	9%	(6)%	13%	(8)%	12%
Current quarter vs prior year quarter	7%	10%	12%	10%	11%

Elimination of inter-segment net revenue (2)	(17)	(12)	(21)	(7)	(12)
Total net revenues	$4,921	$4,353	$4,366	$4,262	$4,530
Current quarter vs prior quarter	13%	—%	2%	(6)%	16%
Current quarter vs prior year quarter	9%	12%	13%	14%	13%

(1)
During the first quarter of 2014, we changed our reportable segments based on changes in our organizational structure which reflect the integration of our Magento platform into our Enterprise segment. Prior to this change, Magento was reported in corporate and other. Also during the quarter, we revised our internal management reporting of certain Marketplaces transactions to align more closely with our related operating metrics. Related to this change, we reclassified our Marketplaces vehicles and real estate revenues from net transaction revenues to marketing services and other revenues. Prior period amounts have been revised to conform to the current period segment reporting structure.

(2)	Represents revenue generated between our reportable segments.

Net Revenues by Geography (1)		Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
		(In millions, except percentages)
U.S. net revenues	$2,400	$2,050	$2,047	$1,998	$2,180
Current quarter vs prior quarter	17%	—%	2%	(8)%	16%
Current quarter vs prior year quarter	10%	9%	9%	12%	11%
Percent of total	49%	47%	47%	47%	48%

International net revenues	2,521	2,303	2,319	2,264	2,350
Current quarter vs prior quarter	9%	(1)%	2%	(4)%	16%
Current quarter vs prior year quarter	7%	14%	16%	16%	16%
Percent of total	51%	53%	53%	53%	52%

Total net revenues	$4,921	$4,353	$4,366	$4,262	$4,530
Current quarter vs prior quarter	13%	—%	2%	(6)%	16%
Current quarter vs prior year quarter	9%	12%	13%	14%	13%

(1)
Revenues are attributed to U.S. and international geographies primarily based upon the country in which the seller, payment recipient, customer, website that displays advertising, or other service provider, as the case may be, is located.

eBay Inc.
Unaudited eBay Inc. Supplemental Operating Data

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
		(In millions, except percentages)
ECV (1)	$72,005	$63,056	$61,639	$58,495	$59,607
Current quarter vs prior quarter	14%	2%	5%	(2%)	20%
Current quarter vs prior year quarter	21%	27%	26%	24%	23%

During the first quarter of 2014, we revised our internal management reporting of certain Marketplaces transactions to align more closely with our related operating metrics. Related to this change, we correspondingly excluded vehicles and real estate gross merchandise volume from our total gross merchandise volume. Prior period amounts have been revised to conform to the current period segment reporting structure.

(1)
Includes Marketplaces GMV, Payments Merchant Services Net TPV and eBay Enterprise Gross Merchandise Sales not earned on eBay or paid for via PayPal or PayPal Credit (formerly Bill Me Later) during the period; excludes volume transacted through the Magento platform. PayPal Merchant Services Net TPV is the total dollar volume of payments, net of payment reversals, successfully completed through our payments networks, including PayPal Credit, Venmo, and payments processed through Braintree’s full stack payments platform during the period, excludes PayPal’s and Braintree’s payment gateway businesses and payments for transactions on our Marketplaces platforms.

eBay Inc.
Unaudited Payments Supplemental Operating Data

		Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
	(In millions, except percentages)
Active registered accounts (1)	161.5	156.9	152.5	148.4	142.6
Current quarter vs prior quarter	3%	3%	3%	4%	4%
Current quarter vs prior year quarter	13%	14%	15%	16%	16%

Net number of payments (2)	1,057.7	893.0	849.7	835.3	846.4
Current quarter vs prior quarter	18%	5%	2%	(1)%	16%
Current quarter vs prior year quarter	25%	22%	21%	23%	22%

Net total payment volume (3)	$64,296	$56,576	$55,046	$52,006	$51,973
Current quarter vs prior quarter	14%	3%	6%	—%	19%
Current quarter vs prior year quarter	24%	29%	29%	27%	25%
On eBay net total payment volume as % of net total payment volume	24%	25%	27%	29%	29%
Merchant Services net total payment volume as % of net total payment volume	76%	75%	73%	71%	71%

Take rate (4)	3.36%	3.45%	3.53%	3.55%	3.53%

Transaction rates (5)
Expense rate	0.92%	0.95%	0.95%	0.99%	0.97%
Loss rate	0.32%	0.33%	0.28%	0.27%	0.32%
Margin rate	63.2%	62.8%	65.1%	64.6%	63.5%

Loan portfolio rates
Risk adjusted margin (6)	14.7%	16.8%	16.6%	16.2%	15.8%
Net charge-off rate (7)	6.3%	5.3%	5.5%	5.4%	6.3%
90-day delinquency rate (8)	3.3%	3.2%	2.7%	2.8%	2.9%

(1)
All registered accounts that successfully sent or received at least one payment or payment reversal through our payments networks, including PayPal Credit and Venmo, but excluding users of Braintree’s unbranded payment checkout solutions, within the last 12 months and which are currently able to transact.

(2)
Total number of payments, net of payment reversals, successfully completed through our payments networks, including PayPal Credit, Venmo and payments processed through Braintree’s full stack payments platform during the period; excludes payments sent or received through PayPal’s and Braintree’s payment gateway businesses.

(3)
Total dollar volume of payments, net of payment reversals, successfully completed through our payments networks, including PayPal Credit, Venmo, and payments processed through Braintree’s full stack payments platform during the period; excludes payments sent or received through PayPal’s and Braintree’s payment gateway businesses.

(4)
Take Rate reflects total net revenues earned through our payments networks, including PayPal Credit, Braintree, Venmo, PayPal’s payment gateway business, subscription fees and other net revenues, divided by Net Total Payment Volume.

(5)	Expense Rate reflects third party payment processing expenses and other related service costs, divided by Net Total Payment Volume.

Loss Rate reflects expense associated with our customer protection programs, fraud, chargebacks and merchant credit losses, bad debt expense associated with our accounts receivable balances and loan reserves associated with our loan receivables balances, divided by Net Total Payment Volume.

Margin Rate reflects Take Rate less Expense Rate and Loss Rate, divided by Take Rate.

(6)
The risk adjusted margin represents annualized credit portfolio revenue, excluding contra-revenue incentives to customers or merchants, less cost of funds and less net credit and fraud losses during the period, divided by average loan receivables for the period.

(7)
Net charge-off rate is the annualized ratio of net credit losses over the average daily loan receivables balance during the period. Net credit losses are the principal loan losses, exclusive of interest and late fee write offs, less recoveries of previously charged off balances.

(8)	90-day delinquency rate is the end of period PayPal Credit account balances that have missed three or more consecutive payments, divided by total ending loan receivables.

eBay Inc.
Unaudited Marketplaces Supplemental Operating Data

		Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
		(In millions, except percentages)
Active Buyers (1)	155.2	152.3	148.9	145.1	140.3
Current quarter vs prior quarter	2%	2%	3%	3%	4%
Current quarter vs prior year quarter	11%	13%	14%	14%	14%

Gross Merchandise Volume (2)	$21,849	$20,075	$20,485	$20,545	$21,503
Current quarter vs prior quarter	9%	(2)%	—%	(4)%	17%
Current quarter vs prior year quarter	2%	9%	12%	12%	13%
U.S. GMV as % of total GMV	39%	39%	39%	40%	39%
International GMV as % of total GMV	61%	61%	61%	60%	61%

eBay's classifieds web sites, brands4friends and Shopping.com are not included in these metrics.

During the first quarter of 2014, we revised our internal management reporting of certain Marketplaces transactions to align more closely with our related operating metrics. Related to this change, we reclassified our Marketplaces vehicle and real estate revenue from net transaction revenues to marketing services and other revenues. Prior period amounts have been revised to conform to the current period segment reporting structure.

(1)
All buyers (including buyers of Half.com, StubHub, GittiGidiyor, and our Korean subsidiary) who successfully closed a transaction within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.

(2)
Total value of all successfully closed transactions between users on Marketplaces platforms during the period regardless of whether the buyer and seller actually consummated the transaction; excludes vehicles and real estate gross merchandise volume.

eBay Inc.
Unaudited Enterprise Supplemental Operating Data

		Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
		(In millions, except percentages)
Gross Merchandise Sales (1)	$1,927	$900	$940	$936	$1,771
Current quarter vs prior quarter	114%	(4%)	—%	(47%)	125%
Current quarter vs prior year quarter	9%	14%	15%	16%	11%

(1)
Represents the retail value of all sales transactions, inclusive of freight charges and net of allowance for returns and discounts, which flow through our Enterprise commerce technologies, whether we record the full amount of such transaction as a product sale or a percentage of such transaction as a service fee; excludes volume transacted through the Magento platform.

eBay Inc.
Business Outlook
(In Millions, Except Per Share Amounts)
The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's investor relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov.

Three Months Ending
March 31, 2015
(In millions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$4,350 - $4,450	$4,350 - $4,450
Diluted EPS	$0.37 - $0.43	$0.68 - $0.71

Twelve Months Ending
December 31, 2015
(In millions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$18,600 - $19,100	$18,600 - $19,100
Diluted EPS	$2.17 - $2.32	$3.05 - $3.15

(a)
Estimated non-GAAP amounts above for the three months ending March 31, 2015, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $75 - $85 million, estimated separation and restructuring expense of approximately $210 - $240 million and estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $165 - $175 million as well as the related tax impact.

(b)
Estimated non-GAAP amounts above for the twelve months ending December 31, 2015, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $315 - $325 million, estimated separation and restructuring expense of approximately $350 - $400 million and estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $730 - $750 million.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, certain effects of the planned separation of our eBay and PayPal business, certain gains and losses on investments, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes is dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the impact of the accretion of a note receivable associated with the disposal of certain businesses. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the Company’s core operating results.  These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future.  The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Separation. These are significant expenses that are related to the planned separation of our eBay and PayPal businesses into separate publicly traded companies. These consist primarily of third-party consulting fees, legal fees, employee retention payments and other expenses incurred to complete the separation.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
	(In millions, except percentages)
GAAP operating income	$1,061	$1,022	$3,514	$3,371
Stock-based compensation expense and related employer payroll taxes	189	199	703	638
Acquisition related transaction expenses	—	9	—	9
Amortization of acquired intangible assets within cost of net revenues	18	21	84	77
Amortization of acquired intangible assets within operating expenses	58	73	268	318
Separation	35	—	35	—
Restructuring	—	(2)	—	(6)
Total non-GAAP operating income adjustments	300	300	1,090	1,036
Non-GAAP operating income	$1,361	$1,322	$4,604	$4,407
Non-GAAP operating margin	27.7%	29.2%	25.7%	27.5%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
	(In millions, except percentages)
GAAP income before income taxes	$1,054	$1,028	$3,531	$3,466
GAAP provision for income taxes	(118)	(178)	(3,572)	(610)
GAAP net income	$936	$850	$(41)	$2,856
Non-GAAP adjustments to net income:
Non-GAAP operating income adjustments (see table above)	300	300	1,090	1,036
Accretion of note receivable	—	—	—	(15)
Gain on investment	—	—	—	(5)
Amortization of intangibles of investments	—	1	4	7
Gain on sale of investment	—	—	—	(75)
Other significant gains, losses or charges	14		3,050
Tax effect of non-GAAP adjustments	(136)	(84)	(374)	(248)
Non-GAAP net income	$1,114	$1,067	$3,729	$3,556

Diluted net income per share:
GAAP	$0.75	$0.65	$(0.03)	$2.18
Non-GAAP	$0.90	$0.81	$2.95	$2.71
Shares used in GAAP diluted net income (loss) per-share calculation	1,241	1,310	1,251	1,313
Shares used in non-GAAP diluted net income per-share calculation	1,241	1,310	1,262	1,313

GAAP effective tax rate	11%	17%	101%	18%
Tax effect of non-GAAP adjustments to net income	8%	3%	(81)%	1%
Non-GAAP effective tax rate	19%	20%	20%	19%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
	(In millions)		(In millions)
Net cash provided by operating activities	$1,641	$1,713	$5,677	$4,995
Less: Purchases of property and equipment	(369)	(281)	(1,271)	(1,250)
Free cash flow	$1,272	$1,432	$4,406	$3,745